EXHIBIT 4.20

Dated: 21st March, 2016

Commerzbank Aktiengesellschaft

(as legal successor of Deutsche Schiffsbank Aktiengesellschaft)

(as Arranger, Agent and Security Agent)

-and-

Kelty Marine Ltd.

(as borrower)

-and-

Globus Maritime Limited

(as guarantor)

____________________________________________

SETTLEMENT AGREEMENT

_____________________________________________

relating to a term loan facility of (originally)

US$26,650,000

______________________________________________

Theo V. Sioufas & Co.

Law Offices

Piraeus

Schedule 1 The Lender(s) and their Commitments

THIS AGREEMENT (“this Agreement”) is made this 21st day of March, 2016;

B E T W E E N

(1)	The Banks and financial institutions set out in schedule 1, as Lenders;

(2)	Commerzbank Aktiengesellschaft (“CBA”) as legal successor by way of merger of Deutsche Schiffsbank Aktiengesellschaft (“DSB”), as Arranger, Agent and Security Agent;

(3)	KELTY MARINE LTD., as Borrower; and

(4)	Globus Maritime Limited, as Guarantor;

WHEREAS:-

(A)	By a loan agreement dated 25th June, 2010 (the “Principal Agreement”) made by and among (1) KELTY MARINE LTD., of the Marshall Islands (therein and hereinafter referred to as the “Borrower”) as borrower, (2) DSB (whose legal successor by way of merger is CBA), as Arranger, Agent and Security Agent and (3) The Banks and financial institutions set out in schedule 1 to the Principal Agreement, as Lender(s) (therein and hereinafter together called the “Lender(s)”), as amended and/or supplemented by a First Supplemental Agreement dated 23rd January, 2015 and made between the Borrower, CBA and the Lender(s) (the “First Supplemental Agreement”) on the terms and conditions of which the Lender(s) agreed to advance and have advanced to the Borrower a secured floating interest rate term loan facility in the amount of up to United States Dollars Twenty six million six hundred fifty thousand (US$26,650,000) (the “Loan”), for the purpose therein specified (the Principal Agreement as amended and/or supplemented by the First Supplemental Agreement and as the same may hereinafter be further amended and/or supplemented called the “Loan Agreement”).

(B)	The Borrower and the Guarantor hereby jointly and severally acknowledge and confirm that:

(a)	the Lender(s) have advanced to the Borrower the full amount of the Commitment in the principal amount of Dollars Twenty six million six hundred fifty thousand (US$26,650,000); and

(b)	as the date hereof the principal amount of Dollars fifteen million six hundred fifty thousand ($15,650,000) in respect of the Loan remains outstanding (the “Outstanding Loan”); and

1

(c)	as the date hereof the principal amount of Dollars 122,124.52 representing interest due on the Loan remains outstanding (the “Outstanding Interest ”);

(C)	As security for all the obligations of the Borrower under the Loan Agreement, the following documents have been executed by the Borrower and the other Security Parties in favour of the Lender(s):

(a)	a First Preferred Marshall Islands Mortgage dated 23rd January 2015 (the “Mortgage”) executed by the Borrower over the m/v “ENERGY GLOBE”, built in 2010 in China currently registered in the ownership of the Borrower under the laws and flag of the Marshall Islands under IMO Number: 9431525 (the “Ship”);

(b)	a First Priority General Assignment of the Earnings, Insurances and Requisition Compensation in respect of the Ship executed by the Borrower and dated 29th June 2010 (the “General Assignment”);

(c)	a Corporate Guarantee executed by the Guarantor dated 29th June 2010 (the “Corporate Guarantee”);

(d)	a Charterparty Assignment in respect of the Ship executed by the Borrower and dated 29th June 2010 (the “Charterparty Assignment”); and

any other Security Documents to which each of the Borrower and the Guarantor are a party (together the “Security Documents”).

(D)	Prior to the date of this Agreement, certain events of non-compliance and Events of Default under the Loan Agreement and the Security Documents (the “Events of Default”) have occurred and are continuing, as the Borrower hereby acknowledges and confirms.

(E)	The Borrower hereby acknowledges and confirms that under the terms of the Loan Agreements and the Security Documents following the occurrence of the Events of Default the Lender(s) are entitled to demand payment of the Indebtedness (as hereinbelow defined) and proceed to the enforcement of the Mortgage and the other securities granted to the Lender(s).

(F)	The Parties are entering into this Agreement to record the terms and conditions upon and subject to which they hereby agree the settlement of the Indebtedness and the extinguishment of the Borrower’s and the Guarantor’s liabilities under the Loan Agreement and the Security Documents.

2

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Words and expressions defined in a Loan Agreement shall unless the context otherwise requires have the same meanings when used in this Agreement. In addition to the words and expressions defined in the Recitals of this Agreement, the words and expressions specified below shall have the meanings attributed to them below:-

“Buyer” means the company appearing as the buyer of the Shares in the Shares Sale Agreement;

“Effective Date” means the date on which the Lender receives the Settlement Amount such date being not later than 30th June, 2016 or such other date as the Parties may agree;

“Indebtedness” means the aggregate of the Outstanding Loan and the Overdue Interest referred to in Recital (B) and all other monies due or to become due under the Loan Agreement and the Security Documents until the Effective Date;

“Overdue Interest” means the amount of Dollars Forty Thousand Seven Hundred Eight and Seventeen Cents ($40,708.17) out of the Outstanding Interest referred in Recital (B) (c);

“Purchase Price” means the full net proceeds of the Shares, namely Dollars Six million eight hundred sixty thousand ($6,860,000);

“Shares” means five hundred (500) registered without par value shares in the total and issued share capital of the Borrower, of which the legal and beneficial owner is the Guarantor;

“Settlement Amount” means the aggregate amount of the Overdue Interest and the Purchase Price;

“Shares Sale Agreement” means the agreement entered into or to be entered into between the Guarantor, as seller and the Buyer, as buyer of the Shares, and includes any and all addenda thereto.

1.2	Construction

The provisions of Clause 1.3 of the Loan Agreement apply to this Agreement as though set out in full, except that references to the Loan Agreement are to be construed as references to this Agreement.

3

2.	SETTLEMENT OF THE INDEBTEDNESS

2.1	Settlement of the Indebtedness by the Borrower

(a)	As settlement of the Indebtedness by the Borrower and for the release of the Borrower and the extinguishment of its obligations and liabilities under the Loan Agreement and the Security Documents to which it is a party, each of the Borrower and the Guarantor jointly and severally agree, on the Effective Date, the latest, to pay to the Lender(s) the Settlement Amount.

(b)	In consideration of the Borrower’s and the Guarantor’s agreement to settle in accordance with Clause 2.1(a), and for other good and valuable consideration, the Lender(s) agree, subject to the terms and conditions of this Agreement, to:

(aa)	release the Borrower from its liabilities in respect of the Indebtedness under the Loan Agreement and the Security Documents,

(bb)	discharge the Mortgage registered on the Ship upon receipt in full of the Settlement Sum and re-assign to the Borrower all rights and interests of every kind which the Lender(s) has to, in or in connection with the Earnings, Insurances and Requisition Compensation (as such terms are defined in the General Assignment) with respect to the Ship and deliver to the Borrower executed notices of reassignment of Insurances and Earnings, and

(cc)	To this effect the Lender(s):

(i)	on the date the Overdue Interest has been received in full by the Lender(s), the Lender(s) shall deliver to the Borrower an undertaking by which the Lender(s) shall undertake promptly following receipt by the Lender(s) of the Purchase Price to discharge the Mortgage and to sign the Deed of Release of the Borrower as described in sub para (ii) below; and

(ii)	on the Effective Date the Lender(s) shall sign a Deed of Release of the Borrower, whereby it shall release the Borrower of its obligations under the Loan Agreement and the Security Documents.

4

2.2	Settlement of the Indebtedness by the Guarantor

As settlement of the Indebtedness by the Guarantor and for the release of the Guarantor and the extinguishment of its obligations and liabilities under the Guarantee, the Guarantor agrees with the Lender(s) as follows:

(a)	the Guarantor shall ensure that the Settlement Amount be paid in full to the Lender(s) in accordance with the terms of this Agreement;

(b)	the Guarantor shall deliver to the Lender(s) copies of its Financial Results in respect of the six-month period ending on June 30, 2016 (the “Financial Results”);

(c)	the Guarantor shall ensure that in case the total amount of cash and bank balances and bank deposits as declared in the Financial Results exceeds the total amount of $10,000,000, the Guarantor shall pay to the Lender(s) the amount in excess of such total amount of $10,000,000 (hereinafter the “Excess”) and the Lender(s) shall apply (and the Guarantor and the Borrower hereby jointly and severally instruct the Lender(s) so to apply) the Excess towards repayment of the then outstanding balance of the Indebtedness; and

(d)	if as of that date (ie June 30, 2016) there is no Excess, the Lender(s) shall release the Guarantor from its liabilities under the Guarantee and to this effect the Lender(s) shall sign a Deed of Release of the Guarantor.

3.	SALE OF THE SHARES

3.1	Sale and Purchase Agreement

(a)	The Guarantor and the Buyer will no later than the Effective Date, conclude the sale and purchase of all the Shares.

(b)	The Borrower undertakes to cooperate with the Guarantor and the Buyer (to the extent applicable) to effect and complete a transfer of the title in the Shares and deliver the Shares to the Buyer no later than the Effective Date.

4.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:-

4.1	Binding Obligations

Each of the Borrower and the Guarantor acknowledges that, as of the date of this Agreement, the Loan Agreement and the Security Documents to which each is a party and any other related documents in connection with the Loan Agreement are and remain valid, binding and enforceable and are not subject to any defences or counterclaims under law or equity.

5

4.2	Corporate Power

Each of the Borrower and the Guarantor that all necessary and appropriate corporate action to authorise the entering into of this Agreement have been obtained and that this Agreement constitutes valid and binding obligations of the Borrower and the Guarantor enforceable in accordance with its terms.

5.	NO WAIVER

5.1	This Agreement does not constitute a waiver by the Lender(s) of any of its rights under the Loan Agreement and the Security Documents prior to the Effective Date. Until the conditions set out in Clause 2 are fulfilled, none of the Borrower and the other Security Parties shall be able to rely upon any of the provisions of this Agreement, the terms of which shall be in all respects without prejudice to the rights of the Lender(s) under the Loan Agreement and the Security Documents.

6.	CONDITIONS

6.1	Corporate Authorities.

Prior or on the date of the signing of this Agreement:

(a)	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of the Borrower and the Guarantor;

(b)	a recent certificate of incumbency of the Borrower and the Guarantor signed by the secretary or a director thereof;

(c)	the Borrower and the Guarantor shall deliver to the Lender(s) a certified copy (certified by its Secretary/Director) of the resolutions of its board of directors approving and ratifying the terms of, and the transactions contemplated by, this Agreement and resolving the execution of this Agreement;

(d)	the original of any power of attorney issued in favour of any person executing this Agreement on behalf of the Borrower and the Guarantor; and

(e)	the Borrower shall deliver to the Lender(s) a certified copy (certified by its Secretary/Director) of the resolutions of its shareholder approving and ratifying the terms of, and the transactions contemplated by, this Agreement and resolving the execution of this Agreement.

6

7.	MISCELLANEOUS

7.1	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.2	Time of essence

Time shall be of the essence in the performance of the obligations of the Borrower and the Guarantor under this Agreement.

7.3	Invalidity

Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where however the provisions of any such applicable law may be waived, they are hereby waived by the Parties to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

7.4	Amendments

Any amendment to this Agreement shall be in writing and signed by, or on behalf of, each Party.

7.5	Rights cumulative

Rights and remedies under this Agreement are cumulative and do not exclude any other rights or remedies provided by law or otherwise.

7.6	No assignment

None of the Borrower and the Guarantor may assign any of its rights under this Agreement or any document referred to in it without the prior written consent of the Lender(s).

7

7.7	Expenses

The Borrower and the Corporate Guarantor hereby agree to pay upon demand on a full indemnity basis and from time to time all costs, charges and expenses (including legal fees) incurred by the Lender(s) in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement.

7.8	Third party rights

A person who is not a party to this Agreement, or who is not expressed to be a beneficiary of the terms of this Agreement, has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

7.9	Confidentiality

This Agreement or any of its contents shall remain strictly private and confidential and shall not be communicated by any means to any third parties other than the lawyers of the parties or as may be required by the Guarantor’s US reporting requirements and by the NASDAQ Stock Exchange regulations. Such duty of confidentiality shall be binding on the parties hereto and such lawyers as well and shall survive the Effective Date.

8.	GOVERNING LAW AND JURISDICTION

This Agreement and all non-contractual obligations arising from or in connection with this Agreement are governed by English law.

9.	ENFORCEMENT

9.1	Incorporation of the Loan Agreement provisions

In respect of the Borrower and the Guarantor, the provisions as to jurisdiction and service of process specified in Clause 12 of the Loan Agreement and Clause 10 of the Guarantee apply to this Agreement.

IN WITNESS HEREOF the parties have caused this Agreement to be duly executed as a deed on the date first written above.

8

EXECUTION PAGE

the Borrower
SIGNED by	)
Mr. Athanasios Feidakis	)
for and on behalf of the Borrower	)
KELTY MARINE LTD.,	)	/s/ Athanasios Feidakis
of the Marshall Islands, in the presence of:	)	Attorney-in-fact

Witness:	/s/ Natalia Tziara
Name:	Natalia Tziara
Address:	13 Defteras Merarchias
Piraeus, Greece
Occupation:	Attorney-at-Law

the GUARANTOR
SIGNED by	)
Mr. Georgios Feidakis	)
for and on behalf of the Guarantor	)
GLOBUS MARITIME LIMITED .,	)	/s/ Georgios Feidakis
of the Marshall Islands, in the presence of:	)	Attorney-in-fact

Witness:	/s/ Natalia Tziara
Name:	Natalia Tziara
Address:	13 Defteras Merarchias
Piraeus, Greece
Occupation:	Attorney-at-Law

9

THE CREDITORS

SIGNED by	)
Mrs. Angeliki Arkadi	)
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT	)
as Lender(s), Arranger, Agent and	)	/s/ Angeliki Arkadi
Security Agent in the presence of:	)	Attorney-in-fact

Witness:	/s/ Christos Magklaras
Name:	Christos Magklaras
Address:	13 Defteras Merarchias
Piraeus, Greece
Occupation:	Solicitor & Attorney-at-Law

10

Schedule 1

The Lender(s) and their Commitments

Name	Lending Office	Commitment

COMMERZBANK AKTIENGESELLSCHAFT	Domstraße 18, 20095 Hamburg, Germany Fax No. : +49 40 3683 6468 e-mail: Christiane.Lippert@commerzbank.com	$26,650,000

11